UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Philip Morris International Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PHILIP MORRIS INTERNATIONAL INC.

SUPPLEMENT TO
DEFINITIVE PROXY STATEMENT AND
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

for the Annual Meeting of Shareholders to be held on
Wednesday, May 4, 2022

On March 24, 2022, Philip Morris International Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (“SEC”), which was distributed in connection with the Company’s Annual Meeting of Shareholders to be held on May 4, 2022 (the “Annual Meeting”).

The Company is providing this supplement (“Supplement”) to correct an inadvertent omission in the Proxy Statement regarding the biography of Michel Combes, a member of the Board of Directors (the “Board”) of the Company and a director nominee for election to the Board at the Annual Meeting.

Mr. Combes’ biography, which is included on page 24 of the Proxy Statement, did not state that he is a member of the Board of Directors of WeWork Inc. (“WeWork”). Mr. Combes joined the board of WeWork in September 2020 and WeWork subsequently became a publicly traded company in October 2021. Additionally, Mr. Combes has informed the Company that he will not stand for re-election to the Board of Directors of SoFi Technologies, Inc. at its upcoming annual shareholders meeting to be held in June 2022.

Important Information

This Supplement should be read in conjunction with the Company’s Proxy Statement filed with the SEC on March 24, 2022. To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement controls. This Supplement does not change or update any of the other information contained in the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to revoke your prior vote on any proposal, please refer to page 83 of the Proxy Statement for instructions on how to do so.

The date of this Supplement is April 7, 2022.